Exhibit 10.2

BINDING LETTER OF INTENT

April 7, 2003

THIS BINDING LETTER OF INTENT is entered into this 8th day of April, 2003, by and between YOUTH ENHANCEMENT SERVICES, INC, a Florida corporation and/or its affiliates (individually and collectively “YES”) and AMPARO ARANGO FRANCO, a citizen of Columbia (the “Inventor”) or a company that she shall form to carry out her obligations under this Agreement Until such time as a definitive agreement between the parties has been executed, this Letter sets forth the terms and conditions to which the parties agree to be bound in every respect.

1. YES has requested, or may request in the future, certain information (the “Information”) from the Inventor regarding the Inventor’s hair growth product (the “Product”) that produces hair growth on the human head within 48 hours after application on persons suffering from alopecia and other hair loss conditions. The Information shall be utilized by YES for the sole purpose of determining whether YES wishes to pursue a transaction with Inventor involving the Formula (as that term is defined hereunder) and/or the Product (a “Transaction”) whereby YES will purchase the Formula and the Product and all other rights in and to the Product from the Inventor as more specifically set forth in Section 8 below. YES hereby agrees, subject to the further provisions hereof, to treat totally confidentially all Information that the Inventor furnishes to YES.

2. The term “Information” shall include, without limitation, the ingredients, mix ratios and recipe to produce the Product (the “Formula”), any and all reports, analyses, compilations, studies, and information developed or prepared by the Inventor, or by or for that include, refer to, reflect, or are based (in whole or in part) upon the Information. Inventor represents that (a) the Information is not generally available to the public, and (b) the Information would not be available to YES on a non-confidential basis prior to its disclosure to YES by the Inventor.

3. YES agrees that the Information furnished by the Inventor will not be used by YES directly or indirectly except to evaluate the effectiveness of the Product, the safety of the Formula and the Product, determine if there are any restrictions or prohibitions on its distribution and to implement a Transaction. The Information supplied by the Inventor shall be kept strictly confidential by YES and that the information shall not be used in any manner that is detrimental or adverse to the Inventor. Any of the Information supplied by the Inventor to YES will be disclosed only to such persons who need to know the Information for the purpose of evaluating the Product, Formula and/or the commercial viability of marketing the Product, and then only to the extent as is absolutely necessary to their evaluation. Any other person to whom Information is disclosed shall be informed by YES of the confidential and proprietary nature of the Information and shall agree to be bound by the confidentiality provisions of this letter. Any such additional disclosure of the Information may be made only upon the prior written consent of the Inventor. In either event, however, YES will ensure that any person who receives any of the Information disclosed by YES under this section shall execute an acknowledgment in the form of

Exhibit “A” hereto prior to such disclosure taking place and will provide inventor with a copy of each acknowledgment within 30 days of its execution. YES further agrees to be fully responsible and liable to Inventor for any breach of any provisions of this letter by anyone to whom disclosure of the Information is made.

4. YES agrees that the Inventor shall not have any liability to it resulting from the use of the information by YES. Solely for the purpose of this paragraph, the term “Information” is deemed to include anything, including all documents, samples of Product and other information, furnished by the Inventor to YES, regardless of whether such information is or continues to be subject to the confidentiality provisions hereof

5. Each party agrees that upon execution of this Agreement, they will both refrain from, negotiating with third parties pertaining to, in any respect whatsoever, a transaction as contemplated in this Agreement involving the Formula and the Product until the expiration,, or termination, of this Agreement

6. Upon execution of this Agreement, YES will pay Inventor

a.	a non-refundable, good faith fee of $40,000.00 (the “Initial Payment”) payable to Lott & Freidland, Inventor’s patent counsel The Initial Payment shall be used, in part to prosecute a patent for the Formula and/or Product. Notwithstanding anything contained herein to the contrary, Inventor shall be under no obligation to disclose the Formula until such time as the patent application for the Formula and/or Product has been filed with the United States Patent and Trademark Office; and

b.	beginning on the date that Inventor discloses the Formula to YES, YES shall pay an additional non-refundable fee of $25,000.00 each and every month during the term of this Agreement unless terminated earlier as provided herein or until YES purchases the Product and Formulas as set forth in Section 8.

7. YES may terminate this Agreement at anytime prior to the expiration date only for cause. For purposes of this Agreement, “Cause” shall mean:

a.	Inventor fails to fully disclose the ingredients, the Formula, and any other information required to produce the Product.

b.	The Formula or any component thereof or method of producing the Formula are determined to be illegal, restricted, or otherwise prohibited from being marketed, in the United States, under applicable laws or regulations.

c.	The Formula or the Product or the rights thereto are found to be encumbered by prior liens or encumbrances or are found to be owned by a party other than the Inventor.

d.	The Formula or the Product is determined to be injurious to the health of the consumer of the product.

e.	Inventor breaches a material obligation under this Agreement.

f.	YES determines that another party has the prior rights to manufacture, market, distribute or sell the Formula or the Product.

g.	YES, in good faith, determines that its total cost of all the ingredients necessary to produce a single “treatment” of the Product exceeds U.S.$20.00 (Twenty United States Dollars) so that marketing of the Product is not commercially viable.

h.	The Formula or the Product fails to produce the expected results.

If this Agreement is terminated in accordance with this paragraph, then this Agreement shall be of no further force and effect and neither party shall have any further liability to the other, except as expressly stated herein. YES will promptly return to the Inventor, and will cause all persons to promptly return to the Inventor, all of the Information, and no copies of the Information nor notes, correspondence or documents of any kind or in any format shall be retained by YES. In addition, notwithstanding the foregoing, YES will promptly destroy, and cause persons to promptly destroy, all copies of any information consisting of reports, analyses, compilations, studies or information developed or prepared by or for YES that include, refer to, reflect or are based upon (in whole or in part) any Information, unless YES is advised by its counsel in writing that any such destruction will be a violation of applicable law.

8. Inventor may terminate this Agreement at anytime prior to the expiration date if:

a.	YES breaches a material obligation under this Agreement.

b.	Six (6) months have elapsed from the date Inventor discloses the Formula to YES (the “Due Diligence Period” and YES has not purchased the rights to the Product and the Formula from Inventor as outlined in paragraph 9 of this Agreement, provided, however, that in the event YES is making best efforts to complete its evaluation of the Formula and/or Product, but is advised, in good-faith, by its testing facility, attorneys or other persons or entities essential to the due diligence process that final evaluation of the Product and/or Formula cannot reasonably be completed within the Due Diligence Period, the Due Diligence Period shall be extended to the time advised by such testing facility, attorneys or other persons or entities, provided further, however, that under no circumstances shall the Due Diligence Period be extended by more than an additional six months.

If this Agreement is terminated in accordance with this paragraph, then this Agreement shall be of no further force and effect and neither party shall have any further liability to the other, except as expressly stated herein.

9. At anytime prior to the termination of this Agreement, provided that none of the conditions set forth in Paragraphs 7 or 8 above have occurred, the parties shall be bound to enter into the following transaction:

a.	The Investor shall sell and YES shall purchase all rights, title and interest in and to the Product and the Formula for a price of U.S.$l2,000,000.00 (Twelve Million) (the “Purchase Price”).

b.	The Purchase Price shall be paid in sixty (60) equal, consecutive monthly payments, without interest, beginning on the date of the purchase.

c.	In addition to the Purchase Price, YES shall form a subsidiary entity or entities to exclusively manufacture, market and distribute the Formula and the Product and to own all rights, including patents, to same. YES shall issue to the Inventor or an entity that she forms, ten percent (10%) of the issued and outstanding stock of the subsidiary entity or entities.

d.	The Inventor shall transfer the Formula and the Product at the time of the purchase, free and clear of all liens and encumbrances and thereafter shall have no rights whatsoever in the Formula and the Product except to the extent of her ownership interest in the subsidiary entity or entities.

The obligation of the parties to enter into the transaction outlined in this paragraph shall not be contingent on the procurement of a patent for the Formula and/or Product by Inventor.

10. This letter sets forth the entire understanding and agreement of the parties hereto and supersedes all previous communications and agreements, whether oral or written, with respect to the subject matter hereof. The parties hereto agree that, unless and until a definitive written agreement containing mutually satisfactory provisions has been executed and delivered, neither the Inventor nor YES has any legal obligation of any kind whatsoever with respect to any transaction by virtue of this letter or any other written or oral expression with respect to such transaction, except, in the case of this letter, for the matters specifically agreed to herein. Except as specifically stated in this letter, neither party will assert the existence of any contract, agreement, understanding, right, privilege or obligation of any kind with respect to any possible transaction unless and until a definitive written agreement is concluded between the parties as described above. For purposes of this paragraph, the term “definitive written agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid by any party hereto.

11. YES acknowledges that the Inventor would not have an adequate remedy at law for money damages if any of the agreements or covenants in this letter were not performed in accordance with their terms, and therefore agrees that the Inventor shall be entitled to specific performance of such covenants and agreements, in addition to, and without waiving, any other remedy to which she may be entitled at law or in equity.

12. The agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to principles of conflict of law. The parties hereto agree that any action arising in connection with this letter may be brought in any court of competent subject matter jurisdiction in Miami-Dade County, Florida and each party waives objection to such jurisdiction and venue.

If you are in agreement with the foregoing please so indicate by signing, dating, and returning one copy of this letter, which will constitute our agreement with the respect to the matters set forth herein.

YOUTH ENHANCEMENT SERVICES, INC.

Dated: 4/4/03	By:	/s/ Ale Preridia
	Name:	Ale Preridia
	Title:	CEO

Dated: 4/8/03	/s/ Amparo Arango Franco
AMPARO ARANGO FRANCO

AMENDMENT

TO

BINDING LETTER OF INTENT

This Amendment to Binding Letter of Intent (the “Amendment”) is entered into this 22 nd day of July 2004, by and between Youth Enhancement Systems, Inc. (“YES”), and Amparo Arango Franco (the “Inventor”).

Recitals

A. YES and the Inventor are parties to that certain Binding Letter of intent dated April 8, 2004 (“the LOI”). Capitalized words in this Amendment shall have the meaning set forth in LOI unless otherwise indicated.

B. Data from independent laboratory studies have determined some level of efficacy of the Product and/or the Formula. Such studies, however, have raised certain issues pertaining to the ability of YES to market the Product and/or the Formula.

C. Notwithstanding the foregoing, YES desires to continue its Due Diligence in the hopes of resolving all issues and questions.

D. The parties have agreed to amend and supplement the LOI in accordance with the terms contained herein.

NOW THEREFORE, the parties agree that the LOI is amended as follows:

1.	The aforementioned recitals are true.

2.	The Due Diligence Period is extended until June 4, 2005.

3.	The inventor shall make herself available, on a priority basis, for consultation with YES, either by telephone, email or in person for reasonable amounts of time, as requested by YES, each month during the Due Diligence Period. The Inventor shall instruct her attorney to immediately notify YES in the event she is unavailable at the times or for the purposes requested by YES, and to discuss with YES any issues or concerns she may have regarding YES’s requests for her availability YES shall accommodate travel restrictions imposed by Inventor’s health conditions and shall provide a minimum of seven days notice for any consultations requiring Inventor to travel. YES shall pay Inventor’s travel expenses related to such consulting services.

4.

The “Formula and/or the Product” includes all variations, modifications, improvements, updates and derivations of the Formula and/or the Product and the patent application filed with the United States Patent and Trademark Office (USPTO) for the Formula and/or the Product (the “Patent”), any continuations, continuations in part or divisional applications deriving from the Formula and/or Product or the Patent. The Inventor shall neither produce the Formula and/or the Product for, not provide information regarding the Formula and/or the Product to any person other than YES.

5.	The payment called for in Section 6.b. of the LOI for the months of May, June and July, 2004 shall be paid to Inventor immediately. YES shall continue to make payments called for in Section 6.b. of the LOI during the Due Diligence Period, until the transaction set forth in Section 9 of the LOI has closed at the conclusion of the Due Diligence Period or the LOI is terminated for any reason other than an uncured breach, caused by the Inventor.

6.	YES shall provide quarterly reports to the Inventor and her legal counsel. Such reports shall, among other things, provide sufficient information regarding the types of studies being conducted, the data obtained from those studies, any problems or other issues that have arisen, the progress being made in resolving any issues that have been identified and the estimated time for completing any in-progress studies.

7.	The Inventor shall continue to take all actions necessary to prosecute the Patent and to protect the rights to file patent applications for the Formula and/or the Product in countries covered by the Patent Cooperation Treaty (“PCT”), including the timely filing of a PCT application. Inventor shall file patent applications in countries not covered by the PCT (“Non-PCT Countries”), and shall take all necessary actions to prosecute said Non-PCT Country patent applications upon request by YES, provided, however, that YES shall pay the attorneys fees and filing fees related to the filing of any patent applications in Non-PCT Countries. Inventor shall authorize Lott & Friedland to provide written confirmation to YES regarding the status of the Patent, the PCT application and the patent applications in Non-PCT Countries and other relevant information regarding protection of the Formula and/or the Product, including information regarding all filing deadlines. Inventor shall instruct Lott & Friedland to file any and all documents required to protect the Formula and/or Product at least four weeks prior to the filing deadline and provide YES with copies of such documents stamped by the USPTO. In the event that YES has not received evidence that the documents have been filed at least four weeks prior to the applicable deadline, Inventor authorizes YES to file the appropriate documents on her behalf.

8.

YES affirms its obligations under Section 3 of the LOI and agrees that it will not directly or indirectly, use any of the Information, as furnished by the Inventor or further improved or developed during the Due Diligence Period, for any reason, other than as stated in Section 3 of the LOI, including but not limited to, the development or creation of hair growth products or formulas that incorporate, in whole or its part, any of the Information, as furnished by the Inventor or further improved or developed during the Due Diligence Period.

9.	The parties affirm and acknowledge that the LOI is “in good standing” and that, as of the date of this Amendment, and upon payment to the Inventor of the payments referred to in Section 5 of this Amendment, neither party is in breach or default of any of its obligations under the LOI.

10.	If the LOI is terminated for any reason other than an uncured breach caused by the Inventor, the Inventor shall be free, released discharged from any further obligations or restrictions under the LOI. The Inventor shall likewise be freed, released and discharged if YES does not, prior to or at the conclusion of the Due Diligence Period, purchase the Product and the Formula in accordance with Section 9 of the LOI.

11.	So long as the Inventor remains personally responsible for her obligations under the LOI, the Inventor may assign her rights under the LOI to be a corporation or entity owned and controlled by the Inventor.

12.	In all other respects the LOI remains unchanged and in full force and effect.

Executed by the Parties this 22nd day of July 2004.

YOUTH ENHANCEMENT SYSTEMS, INC.

By:	/s/ Kevin Sepe
Kevin Sepe, President

/s/ AMPARO ARANGO FRANCO
AMPARO ARANGO FRANCO

THIRD AMENDMENT

TO

BINDING LETTER OF INTENT

This Third Amendment to the Binding Letter of Intent (the “Third Amendment”) is entered into this 27th day of March 2006, by and between Youth Enhancement Systems, Inc. (“YES”), and Amparo Arango Franco (the “Inventor”).

Recitals

A. YES and the Inventor are parties to the Binding Letter of Intent dated April 8, 2003, as amended by the Amendment to the Binding Letter of Intent dated July 22, 2004, and further amended by the Second Amendment to Binding Letter of Intent dated June 4, 2005 (collectively, the “LOI”). Capitalized words in this Third Amendment are intended to have the meaning set forth in the LOI, unless otherwise indicated.

B. The parties have agreed to amend and supplement the LOI in accordance with the terms contained herein.

NOW THEREFORE, the parties agree that the LOI is amended as follows:

1. The aforementioned recitals are true.

2. Subject to YES’ prompt and timely compliance with all of its obligations under the LOI as amended, the Inventor hereby grants to YES an unlimited, exclusive world-wide license (the “License”), including without limitation the rights (i) to manufacture, distribute, market and sell the Product/Formula, (ii) to pursue, at YES’ sole discretion and at its expense, claims against third parties infringing the Patent, (iii) subject to the limitations set forth herein, to sublicense the Product/Formula and (iv) to conduct formal and informal clinical studies involving the Product/Formula./The term of the License shall be five (5) years from the date of this Third Amendment (the Term). So long as YES is in prompt and timely compliance with its obligations hereunder, including but not limited to the timely payment of amounts due Inventor, the Inventor shall not, during the Term, manufacture, distribute, market and/or sell the Product/Formula for or to any third party. In the event of the nonpayment or late payment of amounts due Inventor under the LOI, Inventor shall have no obligation to notify YES of such nonpayment or late payment and YES shall have no grace period or opportunity to cure, except only in the event such nonpayment or late payment is caused by reasons outside of YES’ control (i.e., bank occasioned delays) in which case Inventor shall have no obligation to notify YES but payment due must be received by Inventor within 3 business days of its due date. For all nonpayment or late payment, noncompliances or defaults under the LOI, Inventor shall first provide YES with written notice of any non-compliance or default and provide reasonable opportunity (not to exceed 30 days) to cure. Nonpayment or late payment of amounts due Inventor, as set forth herein, shall entitle Inventor to terminate the LOI and the License, upon written notice to YES. In the event of such termination of the LOI and the License, all of YES’ rights regarding the Product/Formula shall terminate and Inventor shall be free, released from and discharged from any further obligations or restrictions under the LOI.

3. During the Term, YES will pay for the License a monthly fee of $25,000.00 (Twenty-five Thousand Dollars) (the “Monthly License Fee”). In the event that (i) YES is prohibited from selling the Product/Formula (the “Prohibition”) by order of a court of competent jurisdiction or by order of a governmental regulatory agency with the authority to enforce the Prohibition (the “Order”); or (ii) suspends sale of the Product/Formula due to its receipt of a formal and written demand, in advance of expressed and threatened enforcement action, from a governmental or industry regulatory agencies with the authority to enforce the Prohibition (the “Demand”), such that YES, after consulting with the Inventor and in an effort to forestall enforcement action and/or mitigate damages, deems it necessary to suspend sales of the Product/Formula; the amount of the Monthly License Fee shall be reduced to $10,000.00 (Ten Thousand Dollars) (the “Interim Reduced Fee”) until such time as the Order or the Demand is no longer effective or sales can be resumed, whichever occurs first. It is agreed by YES and the Inventor that YES will have the duty and obligation, as a condition of its license, to diligently challenge any attempt by any party or governmental or industry agency seeking to institute or implement the Order or Demand, including but not limited to, the filing, prosecution and defense of civil and/or regulatory actions seeking injunctive and/or equitable relief and the posting, if necessary, of appropriate bonds. During any suspension of sales resulting from an Order or Demand, YES shall make best efforts to pursue and generate revenues in markets not affected by the Order or Demand. There will be no reduction in the Monthly License Fee if YES is able to sell the Product/Formula in markets anywhere in the world where such sales shall not be prohibited by the Order or Demand.

4. Each Monthly License Fee shall be due and payable promptly on the 25th day of each month during the Term, without delay or set off.

5. At the expiration of the Term, YES shall have the exclusive right to purchase the Product/Formula for the Purchase Price (as defined herein). The “Purchase Price” shall be $5,000,000.00 (Five Million Dollars) plus the Royalty (as defined below) obligation set forth below. YES will pay the Purchase Price on or before the expiration of the Term (the “Closing”); provided, however, that YES will receive a credit toward the Purchase Price in an amount equal to the sum of all payments made to the Inventor by YES since the inception of the LOI to the date of Closing. As of the date of this Third Amendment, the parties agree and acknowledge that the payments made by YES to the Inventor since the inception of the LOI totals $667,500.00 (Six Hundred Sixty-seven Thousand Five Hundred Dollars). At Closing, the Inventor will transfer all her right, title and interest in and to the Product/Formula and all intellectual property rights associated therewith, including but not limited to the Patent, CIP, PCT and other applications deriving from the Patent or the Product/Formula.

6. From the date of the Closing, YES will pay to the Inventor a perpetual royalty (the “Royalty”) equal to one percent (1%) of YES’ worldwide gross sales of the Product/Formula, payable each calendar quarter. For purposes of calculating the Royalty, gross sales of the Product/Formula shall include the sale of all products and/or services derived from the Product/Formula anywhere in the world. Inventor shall have the right to audit YES’ books and records to confirm accurate calculation and payment of the Royalty. The cost of any such audits shall be borne by Inventor, except that if there is an underpayment discrepancy of 10% or greater for any calendar year, YES shall reimburse Inventor for such audit. It is expressly understood and intended by the parties to the LOI that YES’ Royalty obligation and Inventor’s right to receipt of the Royalty will survive any direct or indirect sale, transfer or other disposition of the Product/Formula by YES, it being further expressly understood that any entity or person that may, in the future, directly or indirectly own or control the rights to sell the Product/Formula, will be subject to the Royalty obligation in favor of the Inventor. Any transaction entered into by YES that might, in any way impact on me Inventor’s right to receipt of the Royalty shall be subject to Inventor’s prior written approval, which approval will not be withheld if the Royalty obligation to Inventor, as set forth herein, and the continued ability to pay the Royalty obligation, as contemplated herein, is preserved.

7. The amount of monthly payments due under Section 6.b. of the LOI, accrued but unpaid as of the date of this Third Amendment (i.e., $125,000) shall be paid to Inventor in ten (10) equal monthly payments of Twelve Thousand Five Hundred Dollars ($12,500.00) each concurrently with the first ten payments of the Monthly License Fee.

In all other requests, the LOI remains unchanged and in full force and effect.

Executed by the Parties this 27th day of March 2006.

YOUTH ENHANCEMENT SYSTEMS, INC.

By:	/s/ Kevin Sepe
Kevin Sepe, President

/s/ AMPARO ARANGO FRANCO
AMPARO ARANGO FRANCO